Filed Pursuant to Rule 433

Registration Statement No. 333-174210

Issuer Free Writing Prospectus Dated August 1, 2011

Relating to Preliminary Prospectus Dated July 28, 2011

Initial Public Offering August 2011

Safe Harbor Forward-Looking Statements This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Actual results could differ materially from those indicated. Additional information concerning factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section of the prospectus referred to below. Forward-looking statements speak only as of the date they are made and are based upon management’s then-current beliefs and assumptions and inherently subject to uncertainties and changes in circumstances, many of which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. Use of Non-GAAP Financial Measures This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Core Deposits,” “Core Pre-tax, Pre-provision Earnings,” “Core Earnings Attributable to Parent,” “Core Earnings available to Common,” “Book Value Per Share,” Tangible Book Value Per Share,” “Tangible Common Equity,” “Tier 1 Common Equity,” and “Efficiency Ratio.” Midland States believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s funding profile and profitability. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of “Core Deposits,” “Core Pre-tax, Pre-provision Earnings,” “Core Earnings Attributable to Parent,” “Core Earnings available to Common,” “Book Value Per Share,” Tangible Book Value Per Share,” “Tangible Common Equity,” “Tier 1 Common Equity,” and “Efficiency Ratio,” this presentation may not be comparable to other similarly titled measures as calculated by other companies. Reconciliations of these non-GAAP measures are provided in the Appendix section of this presentation. Registration Statement The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain copies of these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, or toll free at (866) 805-4128.

Offering Summary Issuer: Offering: Price per Share Range: Over-Allotment Option: Use of Proceeds: Co-Lead Manager: Proposed Symbol / Exchange: Transaction Size: Market Capitalization: Book-Runner: Expected Pricing: Midland States Bancorp, Inc. Initial Public Common Stock Offering $15.00 - $17.00 per share 15% Support long-term growth by enhancing capital ratios to permit future strategic acquisitions and growth initiatives, and for general working capital and other corporate purposes. Approximately $1.3MM of net proceeds expected to be used to effect the repurchase of 130 shares of Series D Preferred Stock pursuant to a voluntary repurchase offer. Stifel Nicolaus Weisel MSBI / NASDAQ $80.0MM $143MM - $151MM Sandler O’Neill + Partners, L.P. Week of August 8, 2011

Company Representatives Leon J. Holschbach Chief Executive Officer / President Jeffrey G. Ludwig Chief Financial Officer / Executive Vice President Jeffrey A. Brunoehler Chief Credit Officer / Senior Vice President

Investment Highlights Experienced Senior Management Team Well-Defined & Effectively Executed Strategy Financial Performance & Asset Quality Profile Compares Favorably to Peers An Acquisition & Organic Growth-Driven Company With Demonstrated Results Operational Platform for Future Growth in Place

Overview of Midland States Bancorp, Inc. Company Overview Fourth largest bank holding company in Illinois headquartered outside of the Chicago metropolitan area 29 banking offices in 22 communities in central and northern Illinois and the St. Louis metropolitan area Founded in 1881 and headquartered in Effingham, Illinois Recent Growth & Transformation New leadership team in 2006 and 2007 followed by significant expansion of senior management through 2010 Adoption of initiative-driven strategic growth plan in late 2007 Organic growth complemented by 5 completed acquisitions since 2008 Selective de novo expansion into attractive markets Financial Profile1 Total Assets: $1.5B (up from $382MM in 2007) Total Loans: $1.0B (up from $284MM in 2007) Total Deposits: $1.2B (up from $301MM in 2007) LTM Net Income: $11.4MM (up from $2.1MM in 2007) Annualized YTD Core ROAE2: 15.58% (up from 5.72% in 2007) 1 As of June 30, 2011 2 Core ROAE is a non-GAAP measure; see “Non-GAAP Reconciliation” in the Appendix (page 29) for a reconciliation of this term

6 Franchise Overview. Midland States is diversified among its core geographic markets1:  Expansion from legacy markets into larger, more populated markets St. Louis MSA Champaign-Urbana MSA Rockford MSA Joliet (southwest suburb of Chicago) Markets of operation generally lack competitive concentration, providing opportunities for continued consolidation and market share expansion Offices 8 $349,080% 34.0 $492,062% 37.7 14 296,759 29.0 503,583 38.5 7 217,935 21.3 165,290 12.6 - 160,483 15.7 146,386 11.2 $1,024,257 100.0 $1,307,321 100.0 Northern Illinois (Dollars in Thousands) Loans Deposits % Central Illinois % St. Louis MSA Other 2 Total 1 Data as of March 31, 2011 2 Other loans include indirect automobile loans and certain other loans managed by the special assets group; other deposits include deposits not managed on a regional basis

Strategic Growth History 1 The core pre-tax, pre-provision earnings amount for the first quarter of 2011 has been annualized for presentation purposes; not necessarily indicative of the amount that may be expected for full year 2011 2 Core Pre-Tax, Pre-Provision Earnings is a non-GAAP measure; see “Strong Core Earnings” in the Appendix (page 28) for a reconciliation of this term 2 1 , Assets Core Pre-Tax Pre-Provision Earnings 2 (assets in millions) $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 $2,200 $2,400 $2,600 $2,800 2003 2004 2005 2006 2007 2008 2009 2010 2011 1 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 (core pre-tax, pre-provision earnings in millions) Adopted Midland States Bank name Chesterfield., MO de novo New Management Team Strategic Initiatives Established People’s National Branch Acquisition Waterloo Acquisition $35M Debt & Equity Raise Strategic Capital Acquisition $29M Debt & Equity Raise AMCORE Acquisition WestBridge Acquisition Jollet, IL de novo Rockford, IL de novo

Executive Management Leon J. Holschbach President & CEO Joined Midland States in August 2007 30+ years in community banking; 20+ years as bank president Held various executive and senior roles at community banks Jeffrey G. Ludwig EVP, CFO Joined Midland States in November 2006 11+ years in banking industry Former KPMG Senior Manager (banking practice) Significant public company / SEC reporting experience (NYSE/NASDAQ) Douglas Tucker SVP, Corporate Counsel 14+ years experience advising banks and bank holding companies Significant IPO, SEC reporting and M&A experience Served as outside counsel for all of Midland States’ M&A and capital raising transactions since 2008 Jeff Brunoehler SVP, Chief Credit Officer 5+ years experience under Midland States’ CEO 12+ years as bank credit executive 23+ years in community banking Jeffrey S. Mefford SVP, Community Banking 20+ years in community banking MBA Sharon Schaubert SVP, Banking Services 31+ years in community banking MBA

Execution of Corporate Strategy Performance Banking Wealth Management Enterprise-Wide Risk Management Accretive Acquisitions De Novo Growth Organic growth through our branches Invest in our employees Drive a performance and sales culture Opportunity rich markets – succession, distressed and FDIC-assisted Smaller institutions facing increasing size and scale challenges Experienced acquisition team – completed 5 acquisitions in 23 months Deployed $64 million in new capital Organic non-interest income growth Fee based business model – predictable revenue model 78% CAGR on assets since 2007 Talent-driven, not real estate-driven, model Two offices opened in 2010 Comprehensive program to monitor key risk factors Performance bonuses based on risk metrics

Growth with Accelerating Profitability1 Core ROAA Core ROACE Core ROAE Core Pre-Tax, Pre-Provision ROAA 1 Core Pre-Tax, Pre-Provision ROAA, Core ROAA, Core ROAE and Core ROACE are non-GAAP measures; see “Strong Core Earnings” and “Non-GAAP Reconciliation” in the Appendix (pages 28-29) for a reconciliation of these terms 2 For comparison of financial metrics throughout presentation, peer group comprised of all publicly-traded Midwest banks with $1.0B – $2.5B in assets, includes: IBCP, OSBC, SYBT, FFKT, QCRH, GABC, PEBO, PBIB, MOFG, BKYF, MCBC, MBWM, FBMI, HBNC, WTBA, FFKY, MBTF, HWBK, LNBB, FBIZ, PNBC, INCB and ATLO. Peer group core income = net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, the after-tax portion of income for investment (non-trading) securities and nonrecurring items; as defined by SNL Financial. Financial data as of LTM 1.3% 8.5% 5.7% 15.6% 4.4% 4.3% 0.0% 5.0% 10.0% 15.0% 20.0% 2007 2008 2009 2010 6/30/2011 YTD Peer Group2 0.53% 0.57% 0.09% 1.06% 0.28% 0.36% 0.00% 0.40% 0.80% 1.20% 2007 2008 2009 2010 6/30/2011 YTD Peer Group² 8.1% 4.3% 5.6% 20.7% (3.6%) 5.7% (5.0%) 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 2007 2008 2009 2010 6/30/2011 YTD Peer Group2 1.25% 0.88% 1.63% 1.86% 1.13% 0.78% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 2007 2008 2009 2010 6/30/2011 YTD Peer Group2

Acquisition Strategy Acquisition Strategy Seek expansion opportunities in attractive community banking markets and select MSAs where Midland States can operate efficiently Remain a community bank focused on customer service Targeting Illinois, eastern Missouri, and western Indiana communities with demographics similar to those where Midland States currently operates Be a “partner of choice” for community banks with scale and/or succession challenges Selectively pursue FDIC-assisted acquisitions that are both financially and strategically compelling Principal Acquisition Metrics EPS Accretion / Dilution TBV Dilution / Earn-Back Period Capital Thresholds IRRs Principal Acquisition Characteristics Profitability Stable deposit base Low cost of funds Existing personnel (knowledge of area) Wealth management business / personnel Credit quality Market share Culture

Recent Acquisitions Midland States’ growth has been facilitated by 5 recently completed acquisitions Loss share protection on loans and OREO Headquartered in Chesterfield, Missouri, an affluent suburb of St. Louis Fair value of assets acquired at date of acquisition - $84.7MM Recognized a bargain purchase gain of $4.5MM WestBridge Bank and Trust Company - October 15, 2010 (FDIC-Assisted) Loss share protection on loans, OREO and private-label CMO securities Headquartered in Champaign, Illinois, the fourth largest metropolitan area in Illinois Fair value of assets acquired at date of acquisition - $546.2MM Recognized a bargain purchase gain of $25.0MM Strategic Capital Bank - May 22, 2009 (FDIC-Assisted) Acquired 12 branches, two stand-alone drive-up facilities and certain other assets and deposit liabilities in Northern Illinois Fair value of assets acquired at date of acquisition - $499.5MM Acquired approximately $400MM in wealth management assets Recognized a bargain purchase gain of $4.2MM AMCORE Bank, N.A. - March 26, 2010 (Branch Acquisition) Headquartered in Waterloo, Illinois, located on the Illinois side of the St. Louis metropolitan area, approximately 25 miles southeast of downtown St. Louis Acquired six branches and $98.1MM of deposits Fair value of assets acquired at date of acquisition - $116.1MM Waterloo Bancshares, Inc. - February 12, 2009 (Whole-Bank Acquisition) Acquired two branches, located in the Company’s central Illinois market Fair value of assets acquired at date of acquisition - $29.6MM People’s National Bank, N.A. - November 14, 2008 (Branch Acquisition)

Opportunity Rich Markets

Total Banks & Thrifts < $1.0B in Assets (% of Nationwide Total)[1]


Wisconsin
251 (3.79%)
Iowa
312 (4.71%)
Illinois
525 (7.93%)
Indiana
137 (2.07%)
Missouri
299 (4.52%)
Kentucky
168 (2.54%)

- Fragmented markets and large number of potential targets provides significant organic growth and consolidation opportunities in attractive community banking markets and select MSAs
- Six-state region represents 25.6% of banks and thrifts nationwide with assets < $1.0B
  - Represent $305.1 billion in aggregate banking assets
  - Illinois, Missouri, and Indiana combine for a total of 961 of those banks, representing 14.5% of U.S. total
  - 82 of institutions, or 4.85%, in the six-state region have TARP capital outstanding
- 138 banking institutions with Texas Ratio[2] > 75.0% within six-state region (possible for FDIC-assisted opportunities)
  - Illinois, Missouri, and Indiana combine for a total of 98 of those banks
- Midland States currently operates in 11 banking markets for purposes of HHI[3] - three markets are considered unconcentrated and seven markets are considered moderately concentrated – representing potential growth opportunities through increasing market share or acquisition

[1] 6,619 nationwide banking institutions included in the target asset size range (< $1.0B), as of July 22, 2011
[2] Texas Ratio calculated as (NPAs & 90+ Days Past Due) / (Tangible Common Equity + Reserves)
[3] Herfindahl-Hirschman Index, or HHI, is a commonly used index for measuring the concentration of an industry in a particular banking market. HHI based on weighted deposits (bank deposits weighted at 100%; thrift deposits weighted at 50%)

Source: SNL Financial

Midland States Bancorp, Inc.

13

Organic Growth The success of Midland States’ Performance Banking initiative and the expansion of its franchise into larger and demographically appealing markets have been contributing factors to an improved organic growth profile for the Company Increased core deposits $204.0MM (approximately 68%) since December 31, 2007 through organic growth (excludes deposits assumed in acquisitions and brokered deposits) Wealth management Increased assets under administration $52.8MM (15%, annualized) since December 31, 2010 Increased wealth management revenue $1.5MM (60%, annualized) since December 31, 2010 De novo offices (Joliet, Rockford) Joliet office opened in May 2010 as a traditional branch office with wealth management focus Rockford office opened in June 2010 as wealth management office

Future Bank – Midland States’ Platform for Growth “Future Bank” is Midland States’ project to build highly efficient, scalable banking operation Began with an intensive assessment of all phases of the Bank’s operations, including risk management and compliance Future Bank is designed to accomplish a variety of goals, including: Improve Midland States’ customers’ banking experience Create stronger management reporting systems Reduce operating expenses on a technology-driven operational platform Strengthen security and risk management Adopt “best practices” throughout Midland States’ organization Midland States’ Future Bank project has already accomplished several goals, including: Realized cost savings – reduction in redundancies among staffing Improved customer satisfaction – evidenced by reduction in customer complaints Increased revenue – overdraft plan was revamped for new regulations and opportunities Improved quality control and risk mitigation – workflow was examined and improved upon throughout the organization Increased face time with customers – as a result of streamlined processes

Quality Deposit Base 1 Core Deposits = Total Deposits less Brokered Deposits and CDs > $100K for Years 2007 through 2010; CDs > $250K as of 6/30/11. Core Deposits is a non-GAAP measure; see “Non-GAAP Reconciliation” in the Appendix (page 32) for a reconciliation of this term 2 For purpose of calculating CAGR on metrics comparable with other periods presented, Core Deposits as of 6/30/11 does not include CDs > $100K but less than or equal to $250K, resulting in core deposits of $999.7MM or 80.6% of total deposits CAGR: Total Deposits: 49.8% / Core Deposits: 52.2%² $1.1B in core deposits1 representing 90.2% of total deposits, as of June 30, 2011 Non-interest bearing deposits increased from 7.0% to 14.4% of total deposits from December 31, 2009 through June 30, 2011 Brokered deposits, which were acquired in FDIC-assisted transactions, continue to be reduced rapidly Brokered deposits reduced from $286.7MM as of December 31, 2009 to $102.7MM as of June 30, 2011 Total Deposits (As of 6/30/11) Non-interest bearing 14.4% Savings 6.4% NOW 14.8% MMDA 23.8% CDs > $250K 1.5% CDs < $250K 30.8% Brokered Deposits 8.3% $0 $300 $600 $900 $1,200 $1,500 '07 '08 '09 '10 6/30/2011 ($ in thousands) Core Deposits Jumbo Time Brokered

Diversified Loan Mix Non-Covered Loan Portfolio – $901.2MM1 Broadly diversified loan portfolio by type of customer and type of loan product Geographic Location 34% Central Illinois 29% Northern Illinois 21% St. Louis area 12% of Midland States’ loan portfolio was covered by loss-sharing agreements with the FDIC as of March 31, 2011 1 As of March 31, 2011 2 Other CRE includes Farmland & Senior Housing 21.1% 13.1% 12.0% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 2009 2010 3/31/2011 Covered / Total Loans Commercial 18.3% Owner-Occupied CRE 13.0% Non-Owner- Occupied CRE 33.6% Other CRE² 4.9% Multifamily 4.8% Consumer 4.5% Resi RE 14.2% C&D 6.7%

Strong Credit Quality Performance Trends 1 NPLs include nonaccrual, 90+ days past due and still accruing interest and loans classified as troubled debt restructurings. NPLs exclude PCI loans acquired in the Waterloo Bancshares, Strategic Capital and WestBridge transactions ($81.5MM as of 12/31/09; $83.1MM as of 12/31/10; and $68.0MM as of 6/30/11) 2 For comparison of financial metrics throughout presentation, peer group comprised of all publicly-traded Midwest banks with $1.0B – $2.5B in assets, includes: IBCP, OSBC, SYBT, FFKT, QCRH, GABC, PEBO, PBIB, MOFG, BKYF, MCBC, MBWM, FBMI, HBNC, WTBA, FFKY, MBTF, HWBK, LNBB, FBIZ, PNBC, INCB and ATLO. Peer group core income = net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, the after-tax portion of income for investment (non-trading) securities and nonrecurring items; as defined by SNL Financial. Financial data as of LTM. Asset quality ratios exclude portion of loans guaranteed by the U.S. government and OREO covered by loss-sharing agreements with the FDIC; as defined by SNL Financial 3 NPAs include NPLs, OREO and other repossessed assets. NPAs exclude covered OREO related to the Strategic Capital and WestBridge FDIC-assisted transactions 0.28% 0.88% 0.67% 1.38% 0.37% 0.51% 0.00% 0.50% 1.00% 1.50% 2.00% 2007 2008 2009 2010 6/30/2011 YTD Peer Group2 NCOs / Avg Loans 1.20% 1.16% 1.16% 1.59% 3.73% 1.79% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 2007 2008 2009 2010 6/30/2011 Peer Group2 NPAs / Assets3 0.96% 0.95% 1.05% 0.41% 1.79% 0.72% 0.00% 0.40% 0.80% 1.20% 1.60% 2.00% 2007 2008 2009 2010 6/30/2011 Peer Group2 Loans 30-89 DPD / Total Loans 1.14% 1.10% 3.17% 2.72% 2.12% 3.00% 0.00% 1.00% 2.00% 3.00% 4.00% 2007 2008 2009 2010 6/30/2011 Peer Group2 Reserves / Gross Loans 1.85% 2.51% 1.57% 1.13% 4.52% 2.17% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 2007 2008 2009 2010 6/30/2011 Peer Group2 NPLs / Total Loans1

Non-Performing Loans1 1 NPLs include nonaccrual, 90+ days past due and still accruing interest and loans classified as troubled debt restructurings. NPLs exclude purchase credit-impaired (“PCI”) loans acquired in the Waterloo Bancshares, Strategic Capital and WestBridge transactions ($68.0MM as of 6/30/11; 88% covered by loss share as of 6/30/11) 2 20% ($4.3MM) of NPLs are covered by loss share 3 Calculated as Non-covered NPLs ($17.3MM) divided by Non-covered loans ($886.7MM) as of 6/30/11 Total NPLs $21.6MM Covered NPLs2 $4.3MM NPLs / Loans 2.17% Non-Covered NPLs / Non-Covered Loans3 1.95% Non-Performing Loans by Loan Type (As of 6/30/11) Commercial $3,265 12.6% CRE $14,937 57.6% Resi RE $1,925 7.4% Consumer $746 2.9% Covered $4,318 16.6% C&D $760 2.9%

Strong Margin and Improving Operating Leverage ¹ For comparison of financial metrics throughout presentation, peer group comprised of all publicly-traded Midwest banks with $1.0B – $2.5B in assets, includes: IBCP, OSBC, SYBT, FFKT, QCRH, GABC, PEBO, PBIB, MOFG, BKYF, MCBC, MBWM, FBMI, HBNC, WTBA, FFKY, MBTF, HWBK, LNBB, FBIZ, PNBC, INCB and ATLO. Financial data as of LTM ² Efficiency Ratio is a non-GAAP measure; see “Non-GAAP Reconciliation” in the Appendix (page 30) for a reconciliation of this term Net Interest Income & NIM Efficiency Ratio² Peer Group¹: 3.55% 70.4% 73.2% 76.0% 62.1% 60.8% 60.5% 65.3% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 2006 2007 2008 2009 2010 6/30/2011 YTD Peer Group¹ Efficiency Ratio (%) $12.9 $11.9 $12.5 $28.8 $58.2 $33.0 4.84% 4.44% 3.81% 3.57% 3.74% 3.59% $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 2006 2007 2008 2009 2010 6/30/2011 YTD Net Interest Income ($MM) 2.00% 2.50% 3.00% 3.50% 4.00% 4.50% 5.00% 5.50% Net Interest Margin (%) Net Interest Income Net Interest Margin

Wealth Management Midland Financial Strategies operates in growing markets in central and northern Illinois and in the St. Louis metropolitan area The Bank’s trust department has transformed into a full-service, branded wealth management group aggressively pursuing further expansion Growth via organic and acquisition strategies Added President, Chief Investment Officer and 19 professionals since 2007 Operating from seven branches, up from two in 2007 Acquired approximately $400MM of wealth management assets through AMCORE acquisition Retained $146MM of wealth management assets through Strategic Capital acquisition Opened two wealth management offices in Joliet and Rockford, Illinois in 2010 Currently operates with $755MM in assets under administration at 6/30/2011 78% CAGR since 2007 Assets Under Administration ($MM) Wealth Management Revenue ($MM) ¹ Wealth management revenue for the first six months of 2011 has been annualized for presentation purposes; not necessarily indicative of the amount that may be expected for full year 2011 $265.7 $94.8 $99.6 $702.5 $755.3 $0.0 $200.0 $400.0 $600.0 $800.0 2007 2008 2009 2010 6/30/2011 $1.2 $2.5 $0.6 $0.6 $4.0 $0.0 $1.0 $2.0 $3.0 $4.0 $5.0 2007 2008 2009 2010 6/30/2011 YTD¹

Capital Structure Capital Structure¹ In January 2009, Midland States issued $10.7MM in Series A and B Preferred Stock to the U.S. Treasury under TARP CPP Fully redeemed at par in December 2009 $23.6MM Series C Preferred Stock and $11.3MM of subordinated debt were issued in 2009 to finance the acquisition of Strategic Capital $6.3MM of subordinated debt is convertible into Series E Preferred in conjunction with the offering, and then to common at $11.75 per share $23.8MM² Series D Preferred Stock and $5.0MM of subordinated debt were issued in 2010 to finance the acquisition of approximately $500MM in assets and deposits from AMCORE $5.0MM of subordinated debt is convertible into Series F Preferred and then to common at $23.00³ per share ¹ As of June 30, 2011; Additional capital structure detail located in the Appendix (page 37) ² $1.3MM was reclassified as a liability during the June 30, 2011 quarter due to commitment to redeem upon initial public offering ³ The conversion price of the Series D Preferred Stock is expected to be reduced to $19.22 following this offering pursuant to the terms of the Series D Preferred Stock based on a midpoint offering price of $16.00 per share Total Capital: $134.9MM Subordinated Debt $16,300 12.1% Series D Preferred $22,470 16.6% Trust Preferred $10,000 7.4% Series C Preferred $23,600 17.5% Common Equity $62,546 46.4%

Strong Pro Forma Capital Position ¹ Tangible Common Equity and Tier 1 Common Equity are non-GAAP measures; see “Non-GAAP Reconciliation” in the Appendix (page 31) for a reconciliation of these terms ² Assumes $80.0MM gross proceeds, net of offering fees (7.0% underwriting spread) and $2.6MM transaction expense for net proceeds of $71.8MM. Does not include 15% Over-Allotment. Assumes 20% risk weighting on net proceeds Consolidated Capital Ratios 2.64% 3.71% 6.24% 8.76% 9.90% 10.58% 11.46% 6.92% 15.31% 17.44% 0.00% 4.00% 8.00% 12.00% 16.00% 20.00% TCE / TA¹ Tier 1 Common¹ Tier 1 Leverage Tier 1 RBC Total RBC As Reported (3/31/11) Pro Forma for Offering²

Earnings & Dividend History ¹ Core EPS and Diluted EPS are non-GAAP measures; see “Non-GAAP Reconciliation” in the Appendix (page 29) for a reconciliation of these terms ² Common dividends, diluted core earnings and diluted earnings per share for the first six months of 2011 have been annualized for presentation purposes; not necessarily indicative of the amount that may be expected for full year 2011 Common Dividends Per Share Core & Diluted Earnings Per Share¹ (Common Share) $0.34 ($0.35) $1.13 $2.19 $0.49 $0.48 $0.50 $0.76 $0.52 $3.11 $1.62 $1.64 ($1.00) $0.00 $1.00 $2.00 $3.00 $4.00 2006 2007 2008 2009 2010 6/30/2011² Diluted Core Earnings Per Share Diluted Earnings Per Share $0.24 $0.27 $0.30 $0.39 $0.39 $0.39 $0.03 $0.00 $0.10 $0.20 $0.30 $0.40 $0.50 2006 2007 2008 2009 2010 6/30/2011² Common Dividends Per Share Special Dividend per Share

Appendix

Historical Key Financials ¹ Book Value Per Share and Tangible Book Value Per Share are non-GAAP measures; see “Non-GAAP Reconciliation” in the Appendix (pages 29 and 31) for a reconciliation of these terms

Historical Key Financial Ratios ¹ Core ROAA, Core ROAE, Core ROACE and Core Pre-Tax, Pre-Provision Earnings are non-GAAP measures; see “Strong Core Earnings” and “Non-GAAP Reconciliation” in the Appendix (pages 28-29) for a reconciliation of these terms

Strong Core Earnings

Non-GAAP Reconciliation ¹ Based on the Company's estimated 30% effective tax rate ² Includes Convertible Preferred Dividends and Interest on Convertible Sub Debt after tax

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Diversified Loan Mix

Prudently manage portfolio risk by adhering to broad concentration limits Only 5 borrower relationships at the Bank exceed $8+MM in aggregate exposure, all of which are performing credits as of March 31, 2011 Diversified Commercial Real Estate Portfolio Covered & Non-Covered CRE Portfolio – Industry Concentrations (As of 3/31/11) CRE - Owner Occ. 20.7% 1-4 Family - Nonowner Occ. 53.5% Multifamily 7.6% Senior Housing 3.3% Farmland 4.5% Covered CRE 10.4%

Balanced, Managed Risk Investment Portfolio Securities Portfolio¹ Strategy Total Securities: $360.9MM Diversified Portfolio Portfolio evaluated quarterly Entire private-label CMO exposure covered by loss-sharing agreement with FDIC and was written down to fair value at time of acquisition Specific Treasurer position dedicated to seeking income-earning opportunities ¹ As of March 31, 2011 ² All private label CMOs are covered under the loss-sharing agreement entered into with the FDIC in connection with the Strategic Capital acquisition. None of Midland States' other investment securities are covered under a loss-sharing agreement with the FDIC ($ in thousands) Agency Mtge-Backed $56,976 15.8% Tax-Exempt $117,270 32.5% US Government $61,060 16.9% Covered Private Label CMOs2 $125,574 34.8%

Tangible Book Value Per Share ¹ Tangible Book Value Per Share is a non-GAAP measure; see “Non-GAAP Reconciliation” in the Appendix (page 31) for a reconciliation of this term ² Tangible Book Value - As Converted for June 30, 2011 gives effect to the conversion of all of the issued and outstanding shares of preferred stock as of June 30, 2011 into an aggregate of 2,985,468 shares of common stock and the conversion of the additional shares of preferred stock that could be acquired upon exercise of outstanding warrants held by the holder of outstanding subordinated notes into an aggregate of 753,561 shares of our common stock ³ Assumes $80.0MM gross proceeds, net of offering fees (7.0% underwriting spread) and $2.6MM transaction expense for net proceeds of $71.8MM. Does not include 15% Over-Allotment. Gives effect to the conversion of all of the issued and outstanding shares of preferred stock as of June 30, 2011 into an aggregate of 3,177,604 shares of common stock and the conversion of the additional shares of preferred stock that could be acquired upon exercise of outstanding warrants held by the holder of outstanding subordinated notes into an aggregate of 796,315 shares of our common stock based on a midpoint offering price of $16.00 per share $8.11 $8.45 $8.28 $9.90 $9.21 $10.26 $12.49 $13.08 $8.45 $8.11 $8.28 $10.99 $12.19 $12.65 $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 2006 2007 2008 2009 2010 6/30/2011 PF 6/30/2011³ TBV / Share¹ TBV / Share - As Converted²

37 Capital Structure Detail As of March 31, 2011 1 These are currently subordinated debt that will convert first to Preferred Shares, then to Common 2 Weighted average rate reflects the after-tax cost of Preferred, Convertible Sub-Debt and Sub-Debt using a 35% effective tax rate 2 The conversion price of the Series D Preferred Stock and Series F Preferred Stock is expected to be reduced to $19.22 following this offering pursuant to the terms of the Series D Preferred Stock based on a midpoint offering price of $16.00 per share 4 $1.3MM was reclassified as a liability during the June 30, 2011 quarter due to commitment to repurchase upon initial public offering ($ in thousands, except per share data) Preferred Stock Convertible Sub-Debt1 Series C Series D Series E Series F Sub-Debt Total Amount Outstanding $23,600 $23,770 4 $6,300 $5,000 $5,000 $63,670 Currently Paying2 9.00% 9.00% 15.00% 12.00% 15.00% 9.04% Conversion Price3 $11.75 $19.22 $11.75 $19.22 $0.00 $14.44 Anticipated Redemption / Retirement $0 $1,300 4 $0 $0 $5,000 $6,300 Conversion Date (to Preferred) - - Following IPO TBD - Conversion Date (to Common) 2Q14 2Q15 5 yrs from IPO 5 years from Conversion to Preferred - Anticipated Retirement Date - - - - 3Q13 Convertible Shares (thousands) 2,009 1,169 536 260 - 3,974

Board of Directors and Corporate Governance Board of Directors Comprised of Successful Entrepreneurs All six non-executive directors are successful entrepreneurs and business owners with long-standing ties to the communities in which Midland States operates, particularly in its primary central Illinois market Directors are highly engaged and provide management with valuable insight to the business and banking needs of the Company’s customer base Collective professional background contributes to the Company’s organization-wide entrepreneurial culture Board Committees Audit Committee Compensation Committee Nominating and Corporate Governance Committee Capital Management and Mergers and Acquisitions Committee Executive Compensation Incentive based bonuses subject to risk metrics Capital ratios must exceed “well capitalized” by 100 bps Asset Quality must beat “peer” or better

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